EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Greg Gin/Doug Sherk (646) 445-4801; (415) 652-9100 ggin@evcgroup.com; dsherk@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2012 First Quarter Financial Results

•	Results Meet Company Guidance; Management Reiterates Full Fiscal Year Guidance
•	Authorizes Stock Repurchase Program

ALBANY, N.Y. (October 6, 2011) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2012 first quarter ended August 31, 2011.

Net sales in the first quarter were $54.4 million, a 6% increase over the $51.5 million reported in the prior year period. U.S. sales were $47.3 million and increased 4% over the first quarter of fiscal 2011.  International sales of $7.1 million were up 18% from the prior year period.  Oncology/Surgery sales were $17.9 million, an increase of 15% from the prior year, and included $2.3 million in NanoKnife® System sales, a 105% year-over-year increase.  Vascular sales were $36.6 million, an increase of 2% from the first quarter a year ago.

Gross margin increased to 59.1% compared with 57.7% in the fiscal 2011 fourth quarter and 58.3% a year ago.  The increase is primarily attributable to material cost reduction programs and improved manufacturing facility utilization.  Operating income in the first quarter was $2.7 million, or $3.6 million excluding $0.9 million of restructuring and other items, compared with $3.5 million of operating income a year ago.  The restructuring and other items primarily include the CEO transition and the beginning of a program to close a facility in the UK.  Net income in the first quarter was $1.4 million, or $0.05 per share, and $2.0 million, or $0.08 per share, excluding restructuring and other costs, compared with $1.9 million, or $0.08 per share, a year ago.

During the first quarter, AngioDynamics generated cash flow from operations of $3.0 million, while cash and investments increased $5.1 million to $136.7 million at August 31, 2011.

Stock Repurchase Authorization

AngioDynamics also reported today that the Company’s Board of Directors has authorized the repurchase, prior to May 31, 2012, of up to $20 million of the Company’s common stock.  Under the authorization, purchases may be made in the open market or in privately negotiated transactions from time to time, as determined by management and in accordance with the requirements of the Securities and Exchange Commission.  The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

“Our team generated solid first quarter results and achieved the guidance they provided in July,” said Joseph DeVivo, President and CEO.  “Since joining the company, I have been spending time getting to know the organization and see many positive attributes.  We have two strong U.S. sales organizations and a very professional international team driving above-market growth. At the same time, key opinion leaders have confirmed to me the significant opportunity ahead for the NanoKnife® System.  In addition, we are committed to a balanced approach to managing our cash. Our top priority is acquiring tuck-in technologies that can leverage our sales forces, are synergistic to the core business and complement our organic growth.  Also, we will initiate a stock repurchase program to use some of the free cash flow generated in fiscal 2012.”

Highlights of the quarter, and more recent activities, include:

•
Continued clinical use of AngioDynamics’ NanoKnife System.  To date, more than 800 patients have been treated with the NanoKnife System, including more than 400 liver treatments and more than 100 pancreas treatments.

•
Continued progress on NanoKnife System clinical programs, with completion of enrollment in the NanoLiver/HCC International Study (ONC-205), which evaluates the use of NanoKnife to treat hepatocellular cancer in 26 patients.  Also, the NanoPanc European Study (ONC-208) of NanoKnife in pancreatic cancer has been initiated with five of the 10 planned patients now enrolled.

•	Double digit growth of VenaCure EVLT® System sales driven by the recent market introduction of the 90 cm NeverTouch® procedure kit and the VenaCure® 1470nm laser.

•	A favorable Court ruling in the Company’s lawsuit against biolitec seeking to recover substantial patent infringement settlement costs.

Fiscal 2012 Guidance

The Company reiterated its guidance for fiscal 2012 as shown in the tables below.  The EPS guidance is inclusive of a $0.16 loss per share impact from the NanoKnife System program and an increase in R&D spending to approximately 10.6% of net sales.  Included in the guidance are $1.0 million recorded in the first quarter relating to the CEO transition and $1.6 million to be recorded over the course of the fiscal year associated with the closure of a facility in the UK.  The guidance excludes any unusual items that may occur other than those noted above.

FY 2012 GUIDANCE, INCLUDING KNOWN ITEMS (GAAP)
($ in mil's, except EPS)
	Q2	Q3	Q4	FY 2012
Sales ($)	55.5 - 57.5	54.5 - 56.5	53.5 - 55.5	217.0 - 225.0
Sales Growth (%)	4% - 8%	0% - 3%	(5)% - (2)%	0% - 4%
Gross Margin (%)	58.0% - 59.0%	58.5% - 59.5%	62.0% - 63.0%	59.0% - 60.0%
Operating Income ($)	3.9 - 4.9	3.8 - 4.8	4.6 - 5.6	14.4 - 18.4
EBITDA ($)	7.4 - 8.4	7.3 - 8.3	8.1 - 9.1	28.4 - 32.4
EPS ($)	0.09 - 0.11	0.09 - 0.11	0.11 - 0.13	0.33 - 0.41

FY 2012 GUIDANCE, EXCLUDING KNOWN ITEMS (Non-GAAP)*
($ in mil's, except EPS)
	Q2	Q3	Q4	FY 2012
Sales ($)	55.5 - 57.5	54.5 - 56.5	53.5 - 55.5	217.0 - 225.0
Sales Growth (%)	4% - 8%	0% - 3%	(5)% - (2)%	0% - 4%
Gross Margin (%)	59.0% - 60.0%	60.0% - 61.0%	62.0% - 63.0%	60.0% - 61.0%
Operating Income ($)	4.5 - 5.5	4.5 - 5.5	4.5 - 5.5	17.0 - 21.0
EBITDA ($)	8.0 - 9.0	8.0 - 9.0	8.0 - 9.0	31.0 - 35.0
EPS ($)	0.11 - 0.13	0.11 - 0.13	0.11 - 0.13	0.41 - 0.49
* Excludes known items: CEO transition and the closure of a facility in the U.K.

Conference Call
AngioDynamics management will host a conference call to discuss its first quarter fiscal 2012 results today beginning at 4:30 p.m. Eastern Time.  To participate in the live call by telephone, please dial 1 (800) 762-8779.

In addition, individuals can listen to the live call and the replay on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com.  To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported and provided projections for non-GAAP gross margin, non-GAAP operating income, non-GAAP EBITDA (income before interest, taxes, depreciation, amortization and impairment charges) and non-GAAP earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. Management believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.  Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.AngioDynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2011. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. NanoKnife has not been cleared for the treatment or therapy of a specific disease or condition. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	August 31,	August 31,
	2011	2010
	(unaudited)

Net sales	$54,431	$51,507
Cost of sales	22,285	21,487
Gross profit	32,146	30,020
% of net sales	59.1%	58.3%

Operating expenses
Research and development	5,591	5,242
Sales and marketing	16,308	14,444
General and administrative	4,312	4,586
Amortization of intangibles	2,295	2,267
Restructuring and other costs	923	-
Total operating expenses	29,429	26,539
Operating income	2,717	3,481
Other income (expense), net	(614)	(528)
Income before income taxes	2,103	2,953
Provision for income taxes	730	1,065
Net income	$1,373	$1,888

Earnings per common share
Basic	$0.05	$0.08
Diluted	$0.05	$0.08

Weighted average common shares
Basic	25,024	24,755
Diluted	25,197	25,032

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended
	August 31,	August 31,
	2011	2010
	(unaudited)

Operating income	$2,717	$3,481

Amortization of intangibles	2,295	2,267
Depreciation	837	762
EBITDA	$5,849	$6,510

EBITDA per common share
Basic	$0.23	$0.26
Diluted	$0.23	$0.26

Weighted average common shares
Basic	25,024	24,755
Diluted	25,197	25,032

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended
	August 31,	August 31,
	2011	2010
	(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$20,968	$20,701
Access	15,597	15,213
Total Vascular	36,565	35,914
Oncology/Surgery	17,866	15,593
Total	$54,431	$51,507

Net Sales by Geography
United States	$47,305	$45,472
International	7,126	6,035
Total	$54,431	$51,507

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2011	2011
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$50,493	$45,984
Marketable securities	86,158	85,558
Total cash and investments	136,651	131,542

Receivables, net	26,365	27,141
Inventories, net	29,672	28,126
Deferred income taxes	2,863	2,821
Prepaid income taxes	588	503
Prepaid expenses and other	3,727	4,172
Total current assets	199,866	194,305

Property, plant and equipment, net	23,485	23,804
Intangible assets, net	45,705	48,037
Goodwill	161,951	161,951
Deferred income taxes	4,927	5,835
Other non-current assets	3,674	3,489
Total Assets	$439,608	$437,421

Liabilities and Stockholders' Equity
Current portion of long-term debt	$285	$275
Other current liabilities	23,822	25,232
Long-term debt, net of current portion	6,200	6,275
Total Liabilities	30,307	31,782

Stockholders' equity	409,301	405,639
Total Liabilities and Stockholders' Equity	$439,608	$437,421

Shares outstanding	25,185	24,986

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended
	August 31,	August 31,
	2011	2010
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$1,373	$1,888
Depreciation and amortization	3,132	3,029
Tax effect of exercise of stock options	(240)	9
Deferred income taxes	911	875
Stock-based compensation	799	1,219
Other	(156)	(156)
Changes in operating assets and liabilities
Receivables	722	6,206
Inventories	(1,727)	(4,035)
Accounts payable and accrued liabilities	(1,617)	(7,676)
Other	(153)	379
Net cash provided by operating activities	3,044	1,738

Cash flows from investing activities:
Additions to property, plant and equipment	(541)	(662)
Disposal of intangible and other assets	1,000	-
Purchases, sales and maturities of marketable securities, net	(743)	6,537
Net cash provided by (used in) investing activities	(284)	5,875

Cash flows from financing activities:
Repayment of long-term debt	(65)	(65)
Proceeds from exercise of stock options and ESPP	1,804	850
Net cash provided by financing activities	1,739	785

Effect of exchange rate changes on cash	10	41
Increase in cash and cash equivalents	4,509	8,439

Cash and cash equivalents
Beginning of period	45,984	58,763
End of period	$50,493	$67,202

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